Exhibit 99.1

For Immediate Release	Contact:	Christine Lees

(800) 600-6422, ext. 6476

PATRIOT TAX CREDIT PROPERTIES L.P.

RESPONDS TO TENDER OFFER

New York, New York, December 18, 2006 -- Patriot Tax Credit Properties L.P. (“Patriot”) responded today as follows to an unsolicited tender offer (the “Offer”) by Peachtree Partners, Ira Gaines and Barry Zemel (collectively, the “Offerors”) to purchase up to 4.9% of the 38,125 outstanding limited partnership units of Patriot at a price of $30 per unit, less certain reductions to that purchase price (including an “administrative fee” of $150 per selling investor) as described in the Offerors’ written tender offer materials dated November 30, 2006 (the “Offering Materials”).

The Offerors are not affiliated with Patriot or its general partner. The Offerors did not provide Patriot with a copy of the Offering Materials at or prior to the time they commenced the Offer. Patriot learned of the Offer only after certain unit holders contacted Patriot to inquire about the Offer and Patriot thereafter obtained a copy of the Offering Materials.

Patriot expresses no opinion and is neutral with respect to whether or not unit holders should tender their units in response to the Offer. As Patriot has previously disclosed to its unit holders, Patriot is in the process of liquidating its portfolio of investments in other limited partnerships. It is uncertain at this time how much money, if any, will be realized by Patriot and its unit holders from the liquidation of Patriot’s investments. Patriot has not prepared itself or received from any third party any valuations of its investments. Accordingly, Patriot takes no position on whether or not the Offer and its purchase price are attractive or unattractive to unit holders from an economic point of view. Patriot notes, however, that the administrative fee of $150 per selling investor may substantially reduce the net sales proceeds received by a selling unit holder. Patriot further notes that this $150 “administrative fee” is being charged and received by the Offerors and not by Patriot itself. Patriot imposes only a $50 fee for its processing of transfer requests.

In addition, unit holders may also wish to consider the following:

First, the Offer raises certain questions about its potential impact on Patriot’s tax status for federal income tax purposes. Patriot is currently treated, and has since its inception been treated, as a partnership and a pass-through entity for federal income tax purposes -- a tax status that is desirable and beneficial to Patriot and its investors. That beneficial tax status might be lost, and Patriot might be taxed as a corporation, if it were deemed to be a “publicly traded partnership” within the meaning of the Internal Revenue Code and certain regulations promulgated by the Internal Revenue Service. It is uncertain whether or not the Offer, if consummated, might cause Patriot to be deemed a “publicly traded partnership” since the Offer by itself and/or in combination with other transfers of Patriot’s units, could result in a transfer of more than two percent of the interests in Patriot during the year, which might prevent it from relying on an Internal Revenue Service “safe harbor” protecting against publicly traded partnership treatment. Accordingly, Patriot will only permit units to be transferred pursuant to the Offer if the general partner determines, in its sole discretion, either that the cumulative total number of transfers in any tax year (including transfers prior to the Offer, transfers pursuant to the Offer and any amount reserved for future transfers outside of the Offer) falls within the safe harbor or that the Offerors have provided sufficient assurances and protection to Patriot, its partners and unit holders to allow the transfers even though the aggregate annual transfers of Patriot units may exceed the two percent safe harbor limitation. Such sufficient assurances and protection by the Offerors would include providing Patriot with (i) an opinion of counsel that the Offer will not result in Patriot being deemed to be a “publicly traded partnership” for federal income tax purposes and (ii) an agreement to indemnify Patriot, its partners and its unit holders for any loss or liability relating to any adverse tax consequences arising from the Offer. This legal opinion and indemnity must be in a form and content satisfactory to Patriot and its counsel.

Second, the Offering Materials state that the Offerors will not purchase more than 4.9% of Patriot's outstanding units, including in that 4.9% amount the units already owned by the Offerors. The Offering Materials, however, do not state how many units the Offerors already own, so it is impossible to determine from those materials how many units the Offerors are willing to purchase.

Third, unit holders are reminded that any unit holder wishing to sell his, her or its units must complete Patriot’s standard transfer and subscription documentation in accordance with Patriot’s standard practices and procedures. Among other things, each selling unit holder must individually sign each of Patriot’s required transfer documents. Pursuant to Patriot’s well-established practices and procedures, Patriot does not accept and, and will not accept in connection with the Offer, signatures by persons other than the selling unit holder who purport to act based on a power of attorney executed by the unit holder. Persons who wish to sell their units to the Offerors should so advise the Offerors, which will obtain from Patriot, and deliver to the selling unit holder, the required standard transfer documentation.

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Each unit holder should consult with his, her or its own investment, tax and legal advisors in deciding whether or not to tender units in response to the Offer. As a precaution to make sure that any tendering unit holder is aware of the disclosures contained in this press release, Patriot will require, as a condition to processing transfer requests, each tendering unit holder to sign a written statement acknowledging that they are aware of and understand the disclosures contained in this press release and that they wish to proceed with the sale of their units to the Offerors anyway.

Certain statements in this press release may constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are detailed in Patriot’s Annual Report on Form 10-K for the period ended March 31, 2006, and in its other filings with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release. Patriot expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Patriot’s expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

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